ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Environmental Services Professionals, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation

The number of authorized shares of Preferred Stock is 5,000,000, 3,000 of which are hereby designated as "Series B Preferred Stock," with the rights, preferences, privileges, and restrictions set forth in this Certificate.

2. Dividends

The holders of the Series B Preferred Stock will not participate with respect to any dividends which may be declared by the Board of Directors. (continued on Attachment)

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

3. **Voting Rights**

On all matters submitted to a vote of the shareholders of the Company, each share of Series B Preferred Stock will have 50,000 votes and the holders of the Series B Preferred Stock will vote with the holders of the Common Stock as one class.

4. **Liquidation Rights**

(a) Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series B Preferred Stock shall be entitled to be paid out of the assets of the Company the amount of one-one hundredth of a cent ($0.001) per share of Series B Preferred Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) (the "Series B Liquidation Value"). If, upon any such liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series B Preferred Stock of the Series B Liquidation Value, then such assets shall be distributed among the holders of Series B Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the Series B Liquidation Value and any other distribution that may be required with respect to any series of Preferred Stock that may from time to time come into existence, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of the Common Stock.

(c) The following events shall be considered a liquidation under this Section 4:

(i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the outstanding shares of the Company are exchanged for securities or other consideration issued by or on behalf of the acquiring corporation or as a result of which the shareholders of the Company immediately prior to such transaction hold less than 50% of the equity securities of the surviving or resulting corporation, excluding any consolidation or merger effected exclusively to change the domicile of the Company and any consolidation or merger affected exclusively with an entity that has no meaningful business or operations for the purpose of creating a public market for the Company's Common Stock (an "Acquisition"); or

(ii) a sale, lease or other disposition of all or substantially all of the assets of the Company (an "Asset Transfer").

In any of such events, if the consideration received is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer;

(2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing of such Acquisition or Asset Transfer; and

(3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (i) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors.

5. **Redemption**

(a) Redemption. Upon the affirmative vote of all of the members of the Board of Directors, except any member who is also a holder of shares of Series B Preferred Stock, the Company may redeem all of the outstanding Series B Preferred Stock in accordance with Section 5(b) on or any time after February 20, 2012 (including any other date(s) on which Series B Preferred Stock is redeemed hereunder, each a "Redemption Date").

(b) Redemption Payment. The Company shall effect any redemption hereunder on the Redemption Date by paying in cash in exchange for each share of Series B Preferred Stock to be redeemed a sum equal to the Series B Liquidation Value of such share of Series B Preferred Stock as of such Redemption Date. The shares of Series B Preferred Stock not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein.

(c) Notice of Redemption. The Company shall mail written notice of the redemption of Series B Preferred Stock to each record holder thereof not more than sixty (60), nor less than thirty (30), days prior to each Redemption Date setting forth (i) the Series B Liquidation Value per share for the shares to be redeemed, (ii) the number of shares of Series B Preferred Stock to be redeemed from such holder, and (iii) the place at which such holder may obtain payment of the redemption price upon surrender of its share certificates.

6. **Ownership, Transfer and Succession**

The initial issuee and holder of all authorized shares of the Series B Preferred Stock will be the Chief Executive Officer of the Company. The outstanding shares of the Series B Preferred Stock may not be transferred, assigned, hypothecated or otherwise conveyed to any other party without the express approval of the Company's Board of Directors, as provided in Section 5 of this certificate. In the event that the holder of the outstanding shares of the Series B Preferred Stock is no longer the Chief Executive Officer for any reason, including, but limited to, death or any physical or mental disability to discharge the duties and responsibilities of the Chief Executive Officer as determined by an affirmative vote of all of the members of the Board of Directors, except any member who is also a holder of shares of Series B Preferred Stock, then the successor Chief Executive Officer of the Company will automatically become the new owner of the shares of the Series B Preferred Stock. If the terminated Chief Executive Officer does not execute all documents necessary to effectuate said transfer, then the Chairman of the Audit Committee of the Company will have a special power of attorney coupled with an interest to execute all documents and take all action on behalf of the terminated Chief Executive Officer to effectuate said transfers.

7. **No Reissuance of Series B Preferred Stock**

No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, or otherwise shall be reissued.

8. **Notices**

Any notice required by the provisions hereof to be given to the holders of shares of Series B Preferred Stock shall be deemed given when personally delivered to such holder or five business days after the same has been deposited in the United States mail, certified or registered mail, return receipt requested, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.